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                                UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                  FORM 11-K




[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
OF 1934

For the fiscal year ended December 31, 2002

                                      OR

[ ]   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

For the transition period from ______________ to ______________

Commission file number         001-15059


A. Full title of the plan and the address of the plan, if different from that of the issuer below:


                   Nordstrom Profit Sharing and 401(k) Plan
                      Nordstrom Direct, Inc. 401(k) Plan


B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:


                               Nordstrom, Inc.
                 1617 Sixth Avenue, Seattle, Washington 98101




















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                             Required Information

1.  Not applicable

2.  Not applicable

3.  Not applicable

4. The Nordstrom Profit Sharing and 401(k) Plan is subject to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). Plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA are filed as Exhibit 99.1.

     The Independent Auditors' consent is filed as Exhibit 23.1.


                     The Exhibit Index is located on page 4












































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                                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Nordstrom Profit Sharing and 401(k) Plan


Date:  June 25, 2003                      /s/ Michael G. Koppel
       ------------------                 -----------------------------------
                                                            Michael G. Koppel
                                                 Executive Vice President and
                                                      Chief Financial Officer













































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                     Nordstrom Profit Sharing and 401(k) Plan

                              FORM 11-K Exhibit Index



This exhibit list is provided pursuant to the requirement of the Securities Exchange Act section 240.0-3.

Exhibit                                    Method of Filing
-------                                    ----------------
 23.1  Independent Auditors' Consent       Filed herewith electronically

 99.1 Nordstrom Profit Sharing and 401(k) Filed herewith electronically Plan Financial Statements

 99.2  Certification of Chief Executive    Filed herewith electronically
        Officer regarding periodic report
        containing financial statements

 99.3  Certification of Chief Financial    Filed herewith electronically
        Officer regarding periodic report
        containing financial statements

 99.4  Nordstrom Profit Sharing and        Filed herewith electronically
        401(k) Plan, as amended and
        restated on January 1, 2003

 99.5  Nordstrom Direct, Inc. 401(k)       Filed herewith electronically
        Financial Statements

 99.6  Nordstrom Direct, Inc. (formerly    Incorporated by reference from the
        Nordstrom.com) 401(k) Plan          Plan's Form 11-K/A for the year
                                            ended December 31, 2001, Exhibit
                                            99.9

 99.7  Amendment 2001-1 to the             Incorporated by reference from the
        Nordstrom Direct, Inc. (formerly    Plan's Form 11-K/A for the year
        Nordstrom.com) 401(k) Plan          ended December 31, 2001, Exhibit
                                            99.9

 99.8  Amendment 2002-1 to the             Incorporated by reference from the
        Nordstrom Direct, Inc. (formerly    Plan's Form 11-K/A for the year
        Nordstrom.com) 401(k) Plan          ended December 31, 2001, Exhibit
                                            99.10

 99.9  Amendment 2002-2 to the             Filed herewith electronically
        Nordstrom Direct, Inc. (formerly
        Nordstrom.com) 401(k) Plan

 99.10 Nordstrom Direct, Inc. Profit       Filed herewith electronically
        Sharing Plan








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